UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2012 (April 26, 2012)

Lumos Networks Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35180	80-0697274
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lumos Plaza, P.O. Box 1068, Waynesboro, Virginia 22980

(Address of Principal Executive Offices) (Zip Code)

(540) 946-3500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 27, 2012, Lumos Networks Corp. (the “Company”) announced the appointment of Timothy G. Biltz, age 53, as the Company’s President and Chief Executive Officer, effective April 26, 2012. Mr. Biltz will replace James A. Hyde who has been serving as the Company’s interim Chief Executive Officer following the Company’s separation from NTELOS Holdings Corp. in October 2011. Mr. Biltz will become a member of the Company’s Board of Directors and Mr. Hyde will remain in his position as a member of the Company’s Board of Directors.

Prior to joining the Company, Mr. Biltz served as Chairman of the Board of Directors of iPCS, Inc. from November 2006 through December 2009. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. SpectraSite filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in November 2003 and emerged from bankruptcy in February 2004. From 1989 to 1999, Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility, ultimately serving as the Executive Vice President and Chief Operating Officer. Mr. Biltz also serves on the Board of Directors of Cleveland Unlimited Inc., a prepaid wireless provider, and NTELOS Holdings Corp., a digital wireless communications service provider.

In connection with his appointment as President and Chief Executive Officer, the Company has entered into an employment agreement with Mr. Biltz, dated April 26, 2012. The employment agreement has a term of four years and automatically extends from year to year thereafter, unless notice of termination is previously provided. The employment agreement provides for an annual base salary of $425,000 per year and a target incentive payment under the team incentive plan of 100% of Mr. Biltz’s base salary, which will be paid if the bonus criteria, as set by the Board of Directors, for the applicable period are met. Mr. Biltz will also receive a one-time signing bonus of $255,000 and his 2012 annual team incentive plan bonus, if any, will be offset by such amount. The employment agreement also provides that the Company will make Mr. Biltz three “initial equity” grants effective upon his appointment as President and Chief Executive Officer of (i) 250,000 performance vesting stock options, of which 50% vest upon the Company’s stock price reaching $17.50 and closing at or above that level for 20 days in a 30 day period and 50% vest upon the Company’s stock price reaching $22.50 and closing at or above that level for 20 days in a 30 day period, (ii) 165,000 shares of restricted stock, which vest in four annual installments beginning on December 31, 2012 and ending on December 31, 2015, with 33 1/3% vesting on each of the two initial vesting dates and 16 1/6% vesting on the subsequent vesting dates and (iii) 250,000 stock options, which vest in two 25% annual installments on each of December 31, 2012 and December 31, 2013, and thereafter vest on a quarterly basis until December 31, 2015. Each of the stock options have a ten-year term. The grant of the restricted stock, which is outside of the Company’s 2011 Equity and Cash Incentive Plan, was made in accordance with NASDAQ Listing Rule 5635(c)(4). The grant of the restricted stock was approved by the Compensation Committee of the Board of Directors as an inducement to Mr. Biltz entering into employment with the Company.

If Mr. Biltz is terminated by the Company for any reason other than for “cause” or Mr. Biltz terminates his employment for “good reason” (as such terms are defined in the employment agreement), Mr. Biltz will receive an amount equal to 50% of his base salary per year for two years payable in monthly installments, plus an amount equal to two times his target incentive payment.

The employment agreement restricts Mr. Biltz from competing, directly or indirectly, with the Company or soliciting certain Company employees and officers or Company affiliates during the term of the employment and for a period of 24 months thereafter. During this non-competition period, Mr. Biltz will receive an amount equal to 50% of his base salary payable in at-least monthly installments. The employment agreement also provides Mr. Biltz with certain protections upon a change of control and provides for additional severance arrangements upon the occurrence of certain events.

On April 27, 2012, the Company also announced that Michael B. Moneymaker is retiring from his position as President of the Company and as a member of the Board of Directors, each effective as of April 26, 2012. In connection with his retirement, the Company has entered into an agreement with Mr. Moneymaker. The agreement provides that Mr. Moneymaker will receive certain benefits upon his retirement, including the following: (i) payments in an amount equal to 50% of his base salary payable in at-least monthly installments for a period of 24 months; (ii) a lump sum payment, determined on a net present value basis, equal to two times his target incentive payment (100% of his base salary) under the Company’s team incentive plan; (iii) a lump sum payment equal to one-third of his base salary; (iv) continued participation in the Company’s employee welfare benefit plans (including life insurance); and (v) an additional year of credit for purposes of determining his benefits under the Company’s retirement plan and supplemental retirement plan. The agreement restricts Mr. Moneymaker from competing, directly or indirectly, with the Company or soliciting certain Company employees and officers or Company affiliates for a period of 24 months. During this non-competition period, Mr. Moneymaker will also receive an amount equal to 50% of his base salary payable in at-least monthly installments.

A copy of the press release announcing the executive changes is attached hereto as 99.1 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release, dated April 27, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 1, 2012

LUMOS NETWORKS CORP.

By:	/s/ Harold L. Covert
Harold L. Covert
Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated April 27, 2012

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